CERTIFICATE OF DESIGNATIONS

               6.625 % SERIES A SENIOR CONVERTIBLE PREFERRED STOCK

                      (Liquidation Amount $50.00 Per Share)

                                       of

                           SPECIAL METALS CORPORATION

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             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware
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         Special Metals Corporation, a Delaware corporation (hereinafter called the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "GCL") does hereby make this Certificate of Designations and does hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Company (the Board of Directors") by the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the following resolution has been duly adopted:

         RESOLVED, that pursuant to Articles 4 and 5 of the Certificate of Incorporation (which authorize 10,000,000 shares of preferred stock, $0.01 par value), the designations, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of preferred stock are fixed as stated herein.

         Section 1. Designation; Rank. This series of preferred stock shall be designated "Series A Senior Convertible Preferred Stock" (the "Convertible Preferred"). Each share of Convertible Preferred shall be identical in all respects with all other shares of Convertible Preferred. The Convertible Preferred will rank, with respect to dividend rights and rights upon liquidation, winding up and dissolution, senior to the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company and each other class of capital stock or series of preferred stock established after the original issuance of the Convertible Preferred by the Board of Directors which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Convertible Preferred in respect of dividend rights and rights upon liquidation, winding up and dissolution (collectively referred to with the Common Stock of the Company as "Junior Securities") and pari passu with each other class of capital stock or series of preferred stock established after the original issuance of the Convertible Preferred by the Board of Directors which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall, subject to Section 6(c), fix the relative rights, preferences and limitations thereof, shall be entitled to share ratably with the Convertible Preferred in respect of dividend rights and rights under liquidation, winding up and dissolution (collectively referred to as "Parity Securities"). Certain other capitalized terms used herein are defined in
Section 11.

         Section 2. Authorized Number. The number of shares constituting the Convertible Preferred shall be 1,940,000 shares.

         Section 3. Dividends.

                  (a) General Obligation. Holders of shares of the Convertible Preferred, in preference to holders of Junior Securities, shall be entitled to receive, and the Company shall pay, when and as declared by the Board of Directors and to the extent permitted under the GCL, cash dividends at a rate of 6.625% per annum (subject to adjustment as set forth herein) of the Liquidation Amount of each share of Convertible Preferred, plus all accumulated and unpaid dividends on such share (such dividends on accumulated and unpaid dividends sometimes referred to herein as "additional dividends"), from and including the date of original issuance of such share of Convertible Preferred to but not including the date on which the Liquidation Amount of such share (plus all accumulated and unpaid dividends on such share) is paid or the date on which such share is converted into shares of Common Stock; provided, however, that additional dividends shall cease to accrue on all shares of the Convertible Preferred on the date of the consummation of a public offering of any shares pursuant to an effective registration statement under the Securities Act. Such dividends shall accumulate whether or not they have been declared and whether or not there are profits, surplus or other property of the Company legally available for the payment of dividends. The date on which the Company initially issues shares of Convertible Preferred shall be the "date of original issuance" regardless of the number of times transfer of such shares is made on the stock register of the Company and regardless of the number of certificates which may be issued to evidence such shares.

                  (b) Dividend Payment Dates. Dividends on the Convertible Preferred will be payable quarterly (subject to deferral as set forth herein) in arrears on January 28, April 28, July 28 and October 28 of each year (each a "Dividend Payment Date") as fixed by the Board of Directors, commencing January 28, 1999, to holders of record thereof as they appear on the stock register of the Company on the regular record date for such dividends, which shall be on January 15, April 15, July 15 and October 15 prior to the next succeeding Dividend Payment Date, as fixed by the Board of Directors. The amount of dividends payable for any period will be computed for any full quarterly dividend period on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full quarterly dividend period for which dividends are computed, dividends will be computed on the basis of the actual number of days elapsed. If any date on which dividends are payable on the Convertible Preferred is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest, additional dividend or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall

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

be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

                  (c) Deferral of Dividends. The Company shall have the right at any time to defer payment of accumulated dividends on the Convertible Preferred (an "Extension Period"), during which Extension Period the Company shall have the right to make partial payments of dividends on any Dividend Payment Date, and at the end of which the Company shall pay all dividends then accumulated and unpaid, including additional dividends, provided, however, that during any Extension Period, the Company shall not declare or pay any dividends on, or make a distribution with respect to, or redeem, or purchase or acquire, or make a liquidation payment with respect to, any Junior Securities or Parity Securities, other than (i) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Securities, (ii) any declaration of a dividend in connection with the implementation of a rights plan or the issuance of stock under any such rights plan in the future, or the redemption or repurchase of any rights distributed pursuant to a rights plan,
(iii) purchases of Common Stock related to the issuance of Common Stock or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of a registration of shares for an employee benefit plan of the Company or related to the issuance of Common Stock or rights under a dividend reinvestment or stock purchase plan, up to an aggregate amount not to exceed $3 million, (iv) purchases of Common Stock as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period, (v) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock and (vi) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock being converted or exchanged. Dividends, as well as additional dividends on any accumulated and unpaid dividends, will accrue during the Extension Period at the rate of 6.625% per annum, subject to adjustment as provided in Sections 3(d) and 9(b)(ii). In addition, in the event the Company elects to defer payment of accumulated dividends on the Convertible Preferred for more than six quarterly dividend periods, then the maximum authorized number of directors of the Company will be increased and the holders of Convertible Preferred shall be entitled to elect additional directors to the Company's Board of Directors in accordance with
Section 9(b)(iii).

         The Company shall use its reasonable best efforts to give holders of shares of Convertible Preferred notice of its election to begin any Extension Period (or extension thereof) at least fifteen days prior to the earlier of (i) the next succeeding Dividend Payment Date on which dividends on the Convertible Preferred would be payable but for such deferral and (ii) the date the Company is required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of shares of Convertible Preferred of the record date or the date such dividends are payable.

         Dividends on the Convertible Preferred shall be payable at the office or agency of the Company in the United States maintained for such purpose and at any other office or agency maintained by the Company for such purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private

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

debts; provided, however, that at the option of the Company, payment of dividends may be made by check mailed to the address of the holder entitled thereto as such address shall appear in the stock register of the Company or by wire transfer or direct deposit in immediately available funds at such place and to such account as may be designated in writing by the relevant regular record date by the holder entitled thereto as specified in the stock register.

                  (d) Additional Dividend Rate Adjustments. The rate at which dividends on the Convertible Preferred accrues is subject to adjustment in the event the Stockholder Conversion Vote has not been obtained within the time period provided in the immediately succeeding sentence. If a favorable vote of the Company's stockholders with respect to the Stockholder Conversion Vote is not obtained (i) within 120 days following the closing time under the Investment Agreements (the "Closing Time"), then the dividend rate on the Convertible Preferred shall increase automatically from and including the 121st day following such Closing Time to, but not including, the date a favorable vote of the Company's stockholders with respect to the Stockholder Conversion Vote is obtained by an additional increment of one-quarter of one percent (.25%) per annum of the Liquidation Amount and (ii) prior to the 270th day following the Closing Time, the dividend rate on the Convertible Preferred shall increase automatically from and including such 270th day to, but not including, the date a favorable vote of the Company's stockholders with respect to the Stockholder Conversion Vote is obtained by an additional increment (which shall be in addition to the incremental increase provided in clause (i) of this subsection
(d)) of one-quarter of one percent (.25%) per annum of the Liquidation Amount (or one-half of one percent (.50%) per annum of the Liquidation Amount when combined with the incremental increase set forth in clause (i) of this subsection (d)).

         Section 4. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock of the Company, but after payment or provision for payment of the Company's debts and other liabilities to creditors, the then holders of the Convertible Preferred shall be entitled to receive an amount in cash equal to the aggregate of the stated Liquidation Amount of $50.00 per share and all accumulated and unpaid dividends (including any additional dividends), whether or not declared, through the date of distribution. After payment of any such aggregate Liquidation Amount and accumulated dividends (including any additional dividends), the shares of Convertible Preferred will not be entitled to any further participation in any distribution of assets by the Company. If, upon such a voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to permit payment in full to such holders of (a) the aggregate Liquidation Amount, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Amount held by each such holder and proportionate distributive amounts shall be paid on account of principal or liquidation amounts of outstanding shares of Parity Securities, if any, ratably, in proportion to the full distributable amounts to which such holders of Parity Securities are entitled upon such liquidation, dissolution or winding up, or (b) the aggregate accumulated and unpaid dividends on all shares of Convertible Preferred outstanding, then any assets remaining to be distributed will be distributed ratably among such holders based upon the aggregate accumulated and unpaid dividends owed to each such holder and proportionate distributive amounts shall be paid on account of unpaid dividends or interest on outstanding shares of Parity Securities, if any, ratably, in proportion to the full distributable amounts to which such holders of Parity Securities are entitled upon such liquidation, dissolution or winding up. The Company shall mail written notice of such liquidation, dissolution or winding up not less than 30 days nor more than 60 days prior to the distribution date stated therein, to each record holder of shares of Convertible Preferred. Such notice shall describe in reasonable detail the definitive terms and date of consummation of such liquidation, dissolution or winding up.

         Section 5. Redemption.

                  (a) Option of Company. Shares of the Convertible Preferred may not be redeemed by the Company on or prior to October 28, 2001. After October 28, 2001, the Company, at its option, may redeem the shares of Convertible Preferred, in whole or in part, out of funds legally available therefor, at any time or from time to time, at the following redemption prices (expressed as a percentage of the Liquidation Amount of each share to be redeemed), plus, in each case, accrued and unpaid dividends (including additional dividends), if any, up to but excluding the date fixed for redemption (the "Redemption Date"), whether or not declared (the "Redemption Price"), if redeemed during the 12-month period beginning October 28 (or April 28 if redeemed in 2006):

                  Year                      Redemption Price
                  ----                      ----------------
                  2001                          103.975%
                  2002                          103.092%
                  2003                          102.208%
                  2004                          101.325%
                  2005                          100.442%
                  2006 or thereafter            100.000%

         Notwithstanding the foregoing, the Company may not redeem any Convertible Preferred pursuant to this Section 5(a), unless all dividends (including additional dividends) accumulated on all of the outstanding Convertible Preferred through the immediately preceding Dividend Payment Date have been paid in full.

                  (b) Mandatory Redemption. The Company shall redeem all then outstanding shares of Convertible Preferred in whole on April 28, 2006, at a Redemption Price per share equal to 100% of the Liquidation Amount thereof, plus, without duplication, all accrued and unpaid dividends (including additional dividends), if any, thereon to the Redemption Date.

                  (c) Redemption Procedures. In the event the Company shall redeem shares of Convertible Preferred, notice of such redemption shall be given by first-class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the Redemption Date, to each holder of record of the shares of Convertible Preferred to be redeemed, at such holder's address as the same appears in the stock register of the Company. Each such notice

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

shall state (i) the Redemption Date, (ii) the number of shares of Convertible Preferred to be redeemed and, if less than all the shares held by such holder is to be redeemed, the number of such shares to be redeemed from such holder, (iii) the applicable Redemption Price, (iv) the place or places where certificates for such shares of Convertible Preferred are to be surrendered for payment of the Redemption Price, (v) the then current Conversion Price (as defined in Section 7 hereof) and (vi) that dividends on the shares of Convertible Preferred to be redeemed shall cease to accrue on such Redemption Date. In order to facilitate the redemption of the Convertible Preferred, the Board of Directors may fix a record date for determination of holders of shares of Convertible Preferred to be redeemed, which shall not be less than 30 days nor more than 60 days prior to the Redemption Date with respect thereto.

         If a notice of redemption of Convertible Preferred has been given in accordance with Section 5(c) above and funds necessary for the redemption shall be available therefor, and shall have been irrevocably deposited or set aside, then, unless the Company shall have exercised its rescission rights as set forth below, notwithstanding that the certificates evidencing any shares of Convertible Preferred so called for redemption shall not have been surrendered (unless the Company defaults in making payment of the Redemption Price or exercises its rescission rights), the dividends with respect to the shares so called for redemption shall cease to accrue after the Redemption Date, such shares shall no longer be deemed outstanding, all rights of the holders of such shares as stockholders of the Company shall cease, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor and except with respect to the right of such holders to convert their Convertible Preferred as set forth in Section 5(d) below) shall terminate either (i) from and after the Redemption Date or (ii) if the Company shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than 15 days after the date of mailing of the notice of redemption) on which the Company shall irrevocably deposit with a designated bank or trust company as paying agent money sufficient to pay at the office of such paying agent, on the Redemption Date, the Redemption Price. Upon surrender in accordance with said notice of the certificates for any such shares of Convertible Preferred so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable Redemption Price. If any date fixed for redemption of shares of Convertible Preferred is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption.

         If fewer than all of the outstanding shares of Convertible Preferred are to be redeemed, the shares to be redeemed shall be redeemed pro rata from each holder of Convertible Preferred Shares. If fewer than all the shares of Convertible Preferred represented by any certificate are redeemed, a new certificate (which shall be no less than the minimum Liquidation Amount of $50) shall be issued representing the unredeemed shares

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without cost to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

         If the funds of the Company legally available for redemption of shares of Convertible Preferred on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Convertible Preferred ratably among the holders of the shares to be redeemed based upon the aggregate Liquidation Amount of such shares (plus all accrued and unpaid dividends and any applicable premium on such shares) held by each such holder. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Convertible Preferred, such funds shall immediately be used to redeem the balance of the shares of Convertible Preferred which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed. Notwithstanding the foregoing, the Company shall not be obligated to redeem shares of Convertible Preferred on any Redemption Date, if, and for so long as, a material Bank Event of Default has occurred and is continuing or a Bank Event of Default would occur as a result thereof. In such event, the Company will act in good faith and use its reasonable best efforts to cure any Bank Event of Default or obtain a waiver thereof by or the consent of its lenders to enable the Company to redeem shares of Convertible Preferred that it has become obligated to redeem on any Redemption Date in accordance with the provisions of this Section 5. The obligation of the Company to redeem shares of the Convertible Preferred shall be automatically suspended and deferred, without any limitation as to time and without any other consequence whatsoever (except that the right of the holders of Convertible Preferred to seek specific enforcement of the provisions of the preceding sentence shall not be suspended or deferred or otherwise abated or impaired) until the date of the earliest to occur of (x) such Bank Event of Default is cured, (y) such consent or waiver is granted by the lenders under the Credit Agreement, or (z) all indebtedness outstanding under such Credit Agreement is retired and repaid in full and in cash. Dividends (including additional dividends) shall continue to accrue on all shares of Convertible Preferred which the Company would be obligated to redeem, but for the provisions of this paragraph, until such shares have been redeemed in full in cash as provided herein.

         Subject to applicable escheat laws, any moneys so set aside by the Company and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall only look to the general funds of the Company for the payment of the Redemption Price without interest. Any interest accrued on funds so deposited shall be paid to the Company from time to time.

         In the event that a Redemption Rescission Event shall occur following any day on which a notice of redemption pursuant to Section 5(a) shall have been given pursuant to this Section but at or prior to the earlier of (a) the Redemption Date as set forth in such notice of redemption and (b) the time and date at which the Company shall have irrevocably deposited funds with a designated bank or trust company pursuant to this Section, the Company may, at its sole option, at any time prior to the earliest of (i) the close of business (New York City time) on that day which is two (2) Trading Days following such Redemption Rescission Event, (ii) the Redemption Date as set forth in such notice and (iii) the time and

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date on which the Company shall have irrevocably deposited such funds with a designated bank or trust company, rescind the redemption to which such notice of redemption shall have related by making a public announcement of such rescission (the date on which such public announcement shall have been made being hereinafter referred to as the "Rescission Date"). The Company shall be deemed to have made such announcement if it shall issue a release to the Dow Jones News Service, Reuters Information Services or any successor news wire service. From and after the making of such announcement, the Company shall have no obligation to redeem shares of Convertible Preferred called for redemption pursuant to such notice of redemption or to pay the Redemption Price therefor and all rights of holders of shares of Convertible Preferred shall be restored as if such notice of redemption had not been given. The Company shall give notice of any such rescission by first-class mail, postage prepaid, mailed as promptly as practicable, but in no event later than the close of business (New York City time) on that date which is five (5) Trading Days following the Rescission Date to each record holder of shares of Convertible Preferred at the close of business (New York City time) on the Rescission Date and to any other person or entity that was a record holder of shares of Convertible Preferred and that shall have surrendered shares of Convertible Preferred for conversion following the giving of notice of the subsequently rescinded redemption. Each notice of rescission shall (w) state that the redemption described in the notice of redemption has been rescinded, (x) state that any holder converting shares shall be entitled to rescind the conversion of shares of Convertible Preferred surrendered for conversion following the day on which notice of redemption was given but on or prior to the date of the mailing of the Company's notice of rescission, (y) be accompanied by a form prescribed by the Company to be used by any converting holder rescinding the conversion of shares so surrendered for conversion (and instructions for the completion and delivery of such form, including instructions with respect to payments that may be required to accompany such delivery) and (z) state that such form must be properly completed and received by the Company no later than the close of business (New York City time) on a date that shall be fifteen (15) Trading Days following the date of the mailing of such notice of rescission.

                  (d) Right to Convert Shares. Notwithstanding the foregoing, if notice of redemption has been given pursuant to subsection (c) and any holder of shares of Convertible Preferred shall, prior to the close of business (New York City time) on the Business Day immediately preceding the Redemption Date, give written notice to the Company pursuant to Section 7(d) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), which notice has not been rescinded as set forth in Section 5(c) above, then (i) the Company shall not have the right to redeem such shares, (ii) the conversion of such shares to be redeemed shall become effective as provided in Section 7, and (iii) any funds that shall have been deposited for the payment of the Redemption Price for such shares shall be returned to the Company immediately after such conversion (subject to declared dividends payable to holders of shares of Convertible Preferred on the dividend payment record date for such dividends being so payable, to the extent set forth in Section 7 hereof, regardless of whether such shares are converted subsequent to such dividend payment record date and prior to the related Dividend Payment Date); provided, however, that shares of Convertible Preferred called for redemption will not be convertible after the close of business (New York City time) on the Business Day

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

immediately preceding the Redemption Date, unless the Company defaults in the payment of the Redemption Price.

         Section 6. Voting Rights.

                  (a) Required by Law or Charter. Except as otherwise provided herein, in the Certificate of Incorporation or as may be required by law, the holders of shares of Convertible Preferred will have no voting rights.

                  (b) Amendment of Convertible Preferred. The vote or consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding shares of Convertible Preferred, voting as a class, will be required to authorize an amendment to the terms of the Convertible Preferred, whether or not such holders are entitled to vote thereon by the Certificate of Incorporation; provided, however, that the vote or consent of the holders of at least 90% in aggregate Liquidation Amount of the outstanding shares of Convertible Preferred, voting as a class, will be required to amend the provisions governing the payment of dividends on, or the conversion into Common Stock of, the shares of such class.

                  (c) Issuance of Senior or Parity Securities. So long as any shares of Convertible Preferred are outstanding, the vote or consent of the holders of at least two-thirds in aggregate Liquidation Amount of the outstanding shares of Convertible Preferred shall be necessary to issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase, any additional class or series of equity securities ranking senior to the Convertible Preferred as to dividend rights and rights on liquidation, winding up and dissolution ("Senior Securities") or reclassify any Junior Securities or Parity Securities as Senior Securities. Furthermore, the vote or consent of the holders of a majority in aggregate Liquidation Amount of the outstanding shares of Convertible Preferred shall be necessary to issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or reclassify any Junior Securities as Parity Securities. However, the Company may create any additional classes of Junior Securities, increase the amount of any indebtedness or the authorized number of shares of any Junior Security or issue any indebtedness or any Junior Securities without the consent of any holder of the Convertible Preferred. No such vote or consent of the holders of the Convertible Preferred is required if, at or prior to the time when the issuance of any such Senior Securities or Parity Securities or reclassification of any such Junior Securities or Parity Securities as Senior Securities or reclassification of such Junior Securities as Parity Securities, as the case may be, is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all of the Convertible Preferred at the time outstanding pursuant to the terms of the Convertible Preferred.

         Section 7. Conversion.

                  (a) Right To Convert. The holders of Convertible Preferred shares shall have the right at any time following the Initial Conversion Date and prior to the close

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of business (New York City time) on the Business Day immediately preceding the date of repayment of such Convertible Preferred shares, whether at maturity or upon redemption (unless the Company defaults in the payment of the Redemption Price), at their option, to convert shares of Convertible Preferred (having a Liquidation Amount of $50.00 or any multiple thereof and provided the non-converted portion of the aggregate Liquidation Amount of Convertible Preferred held by such holder shall be in denominations of $50.00 or any integral multiple thereof) into shares of Common Stock of the Company in the manner described herein on and subject to the following terms and conditions. The term "Initial Conversion Date" shall mean the later of (i) 90 days following the date of original issuance of the Convertible Preferred shares, (ii) the date on which the Stockholder Conversion Vote is obtained, and (iii) the date upon which any applicable waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated.

                  (b) Conversion Price. Shares of Convertible Preferred will be convertible into such number of fully paid and nonassessable whole shares of Common Stock of the Company as is equal to the aggregate Liquidation Amount of such shares of Convertible Preferred surrendered for conversion divided by the initial conversion price of $16.50 per share of Common Stock subject to certain adjustments set forth in Section 7(g) below (as so adjusted, the "Conversion Price").

                  (c) Accumulated Dividends. In the case of any share of Convertible Preferred that is converted after any record date with respect to the payment of a dividend on the Convertible Preferred and on or prior to the Dividend Payment Date with respect to such dividend, the dividend due on such Dividend Payment Date shall be payable to the holder of record of such share of Convertible Preferred as of such record date, notwithstanding such conversion, on or prior to the Dividend Payment Date or the default by the Company in the payment of the dividends due on such Dividend Payment Date. Shares of Convertible Preferred surrendered for conversion during the period from the close of business (New York City time) on any record date with respect to the payment of a dividend on the Convertible Preferred to the opening of business (New York City time) on the Dividend Payment Date with respect to such dividend shall be accompanied by payment in immediately available funds or other funds acceptable to the Company of an amount equal to the dividend payable on such Dividend Payment Date on the shares of Convertible Preferred being surrendered for conversion. If shares of Convertible Preferred are converted during an Extension Period and the Company is unable to pay any portion of the accumulated dividends on such Convertible Preferred being converted, at the converting holder's option (i) such unpaid dividends may be converted into an additional number of shares of Common Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose by the Conversion Price then in effect, or (ii) the Company shall pay such dividends to the converting holder at the end of such Extension Period or such earlier date as funds of the Company are legally available for such payment, and in each case the Company shall provide such holder with written evidence of its obligation to such holder.

                  (d) Conversion Procedures. Before any holder of Convertible Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred to be converted, duly endorsed and accompanied by any transfer instrument as reasonably requested by the Company to transfer the Convertible Preferred being converted, to the Company free of any adverse interest, at the office of the Transfer Agent for the Convertible Preferred, and shall give written notice of conversion to the Company at such office specifying the aggregate Liquidation Amount of shares of Convertible Preferred to be converted (which aggregate Liquidation Amount shall be equal to $50.00 or any integral multiples thereof, and provided that the non-converted portion of the aggregate Liquidation Amount of any Convertible Preferred shares shall be in denominations of $50.00 or any integral multiple thereof) and the name or names, if other than the holder, in which such holder wishes the certificate or certificates of Common Stock to be issued. The Company shall as promptly as practicable (but not later than fifteen days) after such delivery, deliver to the converting holder (or to any other person specified in the notice delivered by such holder) (i) a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid, (ii) if applicable, payment in cash of an amount equal to all accumulated and unpaid dividends (including additional dividends) with respect to each share of Convertible Preferred converted plus any amounts payable as the result of a conversion into fractional shares of Common Stock (which cash amount shall be based on the last reported sale price of the Common Stock on the conversion date) and (iii) a certificate or certificates for the number of shares of Convertible Preferred represented by such surrendered certificate that are not being converted. Such conversion shall be deemed to have been effected immediately prior to the close of business (New York City time) on the date on which the Company receives notice and the shares of Convertible Preferred to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date of conversion, unless the stock register of the Company shall be closed on that date, in which event such conversion shall be deemed to have been effected immediately prior to the close of business (New York City time) on the next succeeding day on which such stock register is open, and such Person or Persons shall be deemed to have become a holder or holders of record of Common Stock at the close of business (New York City time) on such later date, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Company. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the Convertible Preferred are either delivered to the Company or the Transfer Agent for the Convertible Preferred or the Company or the Transfer Agent for the Convertible Preferred shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

                  (e) Payment of Taxes. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock upon conversions of shares of Convertible Preferred pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Convertible Preferred to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                  (f) Reservation and Issuance of Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Convertible Preferred, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Convertible Preferred shares then outstanding. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances. Any shares of Common Stock issued upon conversion of the Convertible Preferred shall be duly authorized, validly issued, fully paid and nonassessable. The shares of Common Stock received by converting holders upon conversion of their shares of Convertible Preferred shall be free and clear of all liens, charges, security interests and encumbrances, except for United States withholding taxes. The Company shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all applicable requirements as to registration or qualification of the Common Stock (and all requirements to list the Common Stock issuable upon conversion of Convertible Preferred that are at the time applicable), in order to enable the Company to lawfully issue and deliver Common Stock to each holder.

                  (g) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment (without duplication) from time to time as follows:

                           (i) In case the Company shall, while any shares of Convertible Preferred are outstanding, (i) pay a dividend or make a distribution with respect to any class of capital stock of the Company in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Conversion Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any shares of Convertible Preferred thereafter surrendered for conversion shall be entitled to receive, upon payment of the same aggregate amount as would have been payable before such date, the number and kind of shares of capital stock of the Company which such holder would have owned immediately following such action had such Convertible Preferred shares been converted immediately prior thereto. An adjustment made pursuant to this Section 7(g)(i) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in case of a subdivision, combination or reclassification (or immediately after the record date if a record date shall have been established for such event). If a dividend, distribution, subdivision, combination or reclassification is declared and such dividend or distribution is not paid or made or such subdivision, combination or reclassification is not consummated, the Conversion Price shall again be adjusted to be the Conversion

         Price in effect immediately prior to such record date or effective date, as the case may be. If, as a result of an adjustment made pursuant to this Section 7(g)(i), the holder of any share of Convertible Preferred thereafter surrendered for conversion shall become entitled to receive shares of two or more classes or series of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a resolution duly adopted by the Board of Directors) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes or series of capital stock.

                           (ii) In case the Company shall, while any shares of Convertible Preferred are outstanding, issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned in this Section 7(g)(ii)) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock (as determined pursuant to 7(g)(vi) below) on such record date, the Conversion Price for the Convertible Preferred shall be adjusted so that such Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In case such price for subscription or purchase may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Company based on the written opinion of a nationally recognized investment banking firm. For the purposes of this subsection, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Company. In case any rights or warrants referred to in this subsection in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the same shall have been distributed or issued by the Company, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

                           (iii) Subject to the last sentence of this Section 7(g)(iii), in case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in Section 7(g)(ii), any dividend or distribution referred to in Section 7(g)(i) and any dividend or distribution paid exclusively in cash or any dividend of a "right" in connection with a rights plan or "poison pill"), the Conversion Price shall be reduced so that such Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this Section 7(g)(iii) by a fraction of which the numerator shall be the Current Market Price per share (determined as provided in Section 7(g)(vi)) of the Common Stock on the date fixed for the payment of such distribution (the "Reference Date") less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of the portion of the evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not occurred. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 7(g)(iii) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of Common Stock (determined as provided in Section 7(g)(vi)); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if the holder of shares of Convertible Preferred would otherwise be entitled to receive such rights upon conversion at any time of shares of Convertible Preferred into Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this Section as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution. For purposes of this Section 7(g)(iii), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (i) a dividend or distribution of the evidences of indebtedness, shares of capital stock, cash or assets other than such shares of Common Stock or such rights or warrants (making any Conversion Price reduction required by this Section 7(g)(iii)) immediately followed by (ii) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further Conversion Price reduction required by Section 7(g)(i) or 7(g)(ii)), except (A) the Reference Date of such dividend or distribution as defined in this Section 7(g)(iii) shall be substituted as (1) "the record date in the case of a dividend or other distribution," and (2) "the record date for the determination of stockholders entitled to receive such rights or warrants" and (3) "the date fixed for such determination" within the meaning of Sections 7(g)(i) and 7(g)(ii) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed outstanding for purposes of computing any adjustment of the Conversion Price in Section 7(g)(i).

                           (iv) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding all regular cash dividends, to the extent that the annualized amount thereof per share of Common Stock does not exceed 8% of the Current Market Price per share determined as provided in Section 7(g)(vi) of the Common Stock on the Trading Day immediately preceding the date of declaration of such dividend), the Conversion Price shall be reduced so that such Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this Section 7(g)(iv) by a fraction of which the numerator shall be the Current Market Price per share (determined as provided in Section 7(g)(vi)) of the Common Stock on the date fixed for the payment of such distribution less the amount of cash so distributed and not excluded as provided applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share (as defined in Section 7(g)(vi)) of the Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Convertible Preferred shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Convertible Preferred immediately prior to the record date for the distribution of the cash. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

                           (v) In case a tender or exchange offer (other than an odd-lot offer) made by the Company or any Subsidiary of the Company for all or any portion of the Company's Common Stock shall expire and such tender or exchange offer shall involve the payment by the Company or such Subsidiary of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds 101% of the Current Market Price per share (determined as provided in Section 7(g)(vi)) of the Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that such Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this Section 7(g)(v) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Current Market Price per share (determined as provided in Section 7(g)(vi)) of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per share (determined as provided in Section 7(g)(vi)) of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

                           (vi) For the purpose of any computation under Section 7(g)(ii), 7(g)(iii), 7(g)(iv) and 7(g)(v), the "Current Market Price" per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the five consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date with respect to the issuance or distribution requiring such computation; provided, however, that if another event occurs that would require an adjustment pursuant to Section 7(g)(i) through (v), inclusive, the Board of Directors may make such adjustments to the Closing Prices during such five Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Section 7(g), in which case any such determination by the Board of Directors shall be set forth in a Board Resolution and shall be conclusive. For purposes of this paragraph, the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the Nasdaq National Market or on such successor quotation system or securities exchange as the Common Stock may be quoted or listed or in the relevant market from which the Closing Prices were obtained without the right to receive such issuance or distribution, and (ii) when used with respect to any tender or exchange offer, means the first date on which the Common Stock trades regular way on such quotation system or securities exchange or in such market after the Expiration Time of such offer.

                           (vii) The Company may make such reductions in the Conversion Price, in addition to those required by Sections 7(g)(i) through (v), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes.

                           (viii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this Section 7(g)(viii) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required.

                           (ix) If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of Convertible Preferred.

                  (h) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Company shall be a party to any transaction (including without limitation (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other person, or any merger of another Person into the Company (other than a consolidation or merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale, transfer or lease of all or substantially all of the assets of the Company or (iv) any compulsory share exchange pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property or, in the case of a sale, transfer or lease of all or substantially all of the assets of the Company, then the holders of Convertible Preferred will thereafter be entitled to convert their shares in accordance with the terms hereof, into the same kind and amounts of securities (including shares of stock), cash or other assets, or any combination thereof, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such recapitalization, reclassification, consolidation, merger, sale, transfer, lease or share exchange, in respect of that number of shares of Common Stock then deliverable upon conversion of such shares of Convertible Preferred if the shares had been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer, lease or share exchange; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions hereof (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon conversion of the Convertible Preferred.

         The Company or the Person formed by such consolidation or resulting from such merger or which acquired such assets or which acquires the Company's shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive transactions of the foregoing type.

                  (i) Notice of Adjustments of Conversion Price. Whenever the Conversion Price is adjusted as herein provided: (a) the Company shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Chief Financial Officer or the Treasurer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Convertible Preferred Securities; and (b) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall as soon as practicable be mailed in accordance with Section 12 by the Company to all record holders of Convertible Preferred Securities at their last addresses as they appear upon the stock register of the Company.

                  (j) Prior Notice of Certain Events. In case (a) the Company shall (i) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock, (B) a dividend payable in cash that would not require an adjustment pursuant to Section 7(g)(iii) or 7(g)(iv) or (ii) authorize a tender or exchange offer that would require an adjustment pursuant to Section 7(g)(v); (b) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; (c) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be filed with the Transfer Agent for the Convertible Preferred, and shall cause to be mailed to the holders of record of the Convertible Preferred, at their last addresses as they shall appear upon the stock register of the Company, at least 5 days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                  (k) Dividend or Interest Reinvestment Plans. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Company or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of original issuance of the Convertible Preferred, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Company to which any of the adjustment provisions described above applies. There shall be no adjustment of the Conversion Price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Company except as specifically described in this Section 7.

                  (l) Certain Additional Rights. In case the Company shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in Section 7(g)(iii) or 7(g)(iv) (including, without limitation, dividends or distributions referred to in the last sentence of Section 7(g)(iii)), the holder of shares of Convertible Preferred, upon the conversion thereof subsequent to the close of business (New York City time) on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the Conversion Price adjustment in respect of such distribution, shall instead of receiving the benefit of such adjustment and at the Company's election be entitled to receive for each share of Common Stock into which the shares of Convertible Preferred are converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that, at the election of the Company (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all Holders so converting, the Company may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Company, pay such holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors). If any conversion of Convertible Preferred described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of shares of Convertible Preferred so converted is entitled to receive in accordance with the immediately preceding sentence, the Company may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets to which such holder is so entitled; provided that such due bill (i) meets any applicable requirements of the principal national securities exchange, quotation system or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets no later than the date of payment or delivery thereof to holders of shares of Common Stock receiving such distribution.

                  (m) No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred against impairment.

         Section 8. Repurchase Upon Change of Control.

                  (a) Change of Control Offer. Upon the occurrence of a Change of Control, each holder of Convertible Preferred shall have the right to require the Company to repurchase such holder's shares of Convertible Preferred, in whole or in part (provided that the Liquidation Amount of the shares tendered shall be equal to $50.00 or any integral multiples thereof and provided that the non-tendered portion of the Liquidation Amount of any shares shall be in denominations of $50.00 or any integral multiple thereof), pursuant to the offer described in Section 8(b) (the "Change of Control Offer") for cash at a purchase price (the "Repurchase Price") equal to 100% of the aggregate Liquidation Amount of such shares of Convertible Preferred (or portions thereof), plus accumulated and unpaid dividends (including additional dividends) to the Repurchase Date (as defined below); provided, however, that if such Change of Control occurs on or prior to October 28, 2001, and such Change of Control would alter or change the powers, preferences or special rights of the Convertible Preferred so as to adversely affect the Convertible Preferred, then the Repurchase Price shall equal 103.975% of the aggregate Liquidation Amount of such shares of Convertible Preferred (or portions thereof), plus accumulated and unpaid dividends (including additional dividends) to the Repurchase Date; provided, further, however, that in the case of any share of Convertible Preferred that is tendered for repurchase after any record date with respect to the payment of a dividend on the Convertible Preferred and on or prior to the Dividend Payment Date with respect to such dividend, the dividend due on such Dividend Payment Date shall be payable to the holder of record of such share of Convertible Preferred as of such record date, notwithstanding such repurchase, on or prior to the Dividend Payment Date.

                  (b) Change of Control Offer Procedures. Within 30 days following the date of any Change of Control (or, if a Bank Event of Default has occurred and is continuing, or would occur as a result thereof, within 5 days following the date such Bank Event of Default is cured or waived), the Company shall send by first-class mail, postage prepaid, to each holder as of the record date, if any, of Convertible Preferred and to the Transfer Agent for the Convertible Preferred, a notice (the "Notice of Change of Control") stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to this Section 8(b) and that all shares of Convertible Preferred that are timely tendered will be accepted for payment; (ii) the Repurchase Price and the repurchase date, which shall be a date occurring no earlier than 30 days and no later than 60 days subsequent to the date on which such notice is mailed (the "Repurchase Date"); (iii) that dividends will continue to accrue on any shares of Convertible Preferred not tendered; (iv) that dividends will cease to accrue on and after the Repurchase Date on any shares of Convertible Preferred accepted for payment pursuant to the Change of Control Offer; (v) that any holder electing to have shares of Convertible Preferred repurchased pursuant to a Change of Control Offer will be required to surrender such shares, together with a notice of such holder's election which sets forth the aggregate Liquidation Amount to be repurchased, to the Company (or a duly appointed agent thereof) at the address specified in the Notice of Change of Control on or prior to the close of business (New York City time) on the Repurchase Date; (vi) that any holder will be entitled to withdraw, in whole but not in part, such election if the Company (or such agent) receives, not later than the close of business (New York City time) on the third Business Day preceding the Repurchase Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the aggregate Liquidation Amount of shares of Convertible Preferred the holder delivered for repurchase and a statement that such holder is withdrawing the holder's election to have such shares repurchased; and (vii) any other information necessary to enable holders to tender Convertible Preferred and to have such shares repurchased pursuant to this Section 8(b). The Notice of Change of Control if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the holder of any Convertible Preferred shall not limit any holder's right to exercise a repurchase right during the applicable time periods set forth in this Section 8(b) or affect the validity of the proceedings for the repurchase of any other shares. On the Repurchase Date, the Company shall accept for payment, and pay for, all shares of Convertible Preferred duly tendered pursuant to the Change of Control Offer. Notwithstanding the foregoing, if any shares of Convertible Preferred accepted for payment shall not be so paid in accordance with this
Section 8, then, from the Repurchase Date until the aggregate Liquidation Amount of and accumulated dividends on such shares is paid in full, dividends shall be paid on the unpaid Liquidation Amount and, to the extent permitted by law, on any accumulated but unpaid dividends thereon, in each case at the prescribed rate set forth herein.

         If fewer than all the shares of Convertible Preferred represented by any certificate are repurchased, a new certificate (which shall be no less than the minimum Liquidation Amount of $50) shall be issued representing the unredeemed shares without cost to the holder thereof.

         Notwithstanding the foregoing, the Company shall not be obligated to make a Change of Control Offer or repurchase shares of Convertible Preferred tendered pursuant to a Change of Control Offer so long as a Bank Event of Default has occurred and is continuing or would occur as a result thereof. In such event, the Company will act in good faith and use its reasonable best efforts to cure any Bank Event of Default or obtain a waiver thereof by or the consent of its lenders to enable the Company to make a Change of Control Offer in accordance with the provisions of this Section 8 upon the occurrence of a Change of Control. The obligation of the Company to offer to purchase the Convertible Preferred shall be automatically suspended and deferred, without any limitation as to time and without any other consequence whatsoever (except that the right of the holders of Convertible Preferred to seek specific enforcement of the provisions of the preceding sentence shall not be suspended or deferred or otherwise abated or impaired) until the date of the earliest to occur of (x) such Bank Event of Default is cured, (y) such consent or waiver is granted by the lenders under the Credit Agreement, or (z) all indebtedness outstanding under such Credit Agreement is retired and repaid in full and in cash.

         The Company shall comply, in all material respects, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations, to the extent applicable, in connection with the repurchase of securities under the circumstances described in this Section 8. To the extent that any provisions of any securities laws or regulations conflict with this
Section 8, the Company shall comply in all material respects with the applicable securities laws and regulations and shall not be deemed to have breached an agreement or covenant of the Company under this Certificate of Designation by virtue thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

         Section 9. Events of Noncompliance.

                  (a) Definition. "Event of Noncompliance," wherever used herein, means any one of the following events that has occurred and is continuing (whatever the reason for such Event of Noncompliance and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) the failure by the Company to pay on any Dividend Payment Date the full amount of dividends then accumulated on the Convertible Preferred, including any additional dividends in respect thereof, if any, when due; (ii) the failure by the Company to pay all or any part of the aggregate Liquidation Amount (including any redemption premium) on the Convertible Preferred when due, whether at maturity, upon redemption or repurchase, whether or not such payment is legally permissible or is prohibited by any agreement to which the Company is subject; or (iii) the failure by the Company to deliver shares of its Common Stock within 30 days of an election by a holder of shares of Convertible Preferred to convert such shares in accordance with Section 7, which election has not been rescinded as set forth in Section 5(d).

                  (b) Additional Rights Upon Certain Events of Noncompliance.

                           (i) If an Event of Noncompliance has occurred and is continuing, then the Company shall not declare or pay any dividends on, or make a distribution with respect to, or redeem, or purchase or acquire, or make a liquidation payment with respect to, any Parity Securities or Junior Securities, except, in the case of an Event of Noncompliance in respect of the payment of accumulated dividends during an Extension Period, for such dividends, distribution and purchases permitted pursuant to clauses (i) through (vi) of Section 3(c).

                           (ii) If any Event of Noncompliance of the type described in Section 9(a)(i) has occurred and has continued for six quarterly dividend periods or any other Event of Noncompliance has occurred and is continuing, the dividend rate on the Convertible Preferred shall increase immediately by an increment of one-quarter of one percent (.25%) per annum; provided, however, that no increase in the dividend rate shall be made pursuant to this Section 9(b)(ii) if, and for so long as, a material Bank Event of Default shall have occurred and is continuing or a Bank Event of Default would result from such payment. Any increase of the dividend rate resulting from the operation of this Section 9 shall terminate as of the close of business (New York City time) on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this Section.

                           (iii) If any Event of Noncompliance of the type described in Section 9(a)(i) has occurred and has continued for six quarterly dividend periods or any other Event of Noncompliance has occurred and is continuing, the number of directors constituting the Company's Board of Directors will be increased by a number sufficient to include as additional directors of the Company two members designated by the holders of Convertible Preferred (which directors shall be in addition to any directors designated pursuant to Section 5 of the Timet Investment

         Agreement and shall satisfy the qualifications for Investor Nominees (as defined under the Timet Investment Agreement) set forth under
         Section 5(b) of the Timet Investment Agreement). The holders of Convertible Preferred will have the special right, voting separately as a single class (with each share of Convertible Preferred being entitled to one vote) and to the exclusion of all other classes of the Company's capital stock, to elect two individuals to fill such newly created directorships, to fill any vacancies in such directorships and to remove any individuals elected to such directorships. The special right of the holders of Convertible Preferred to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this subsection, at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law and the Certificate of Incorporation as then in effect, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as the Event of Noncompliance that triggered this right ceases to exist, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right under the terms of this subparagraph (iii).

         At any time when such special right has vested in the holders of Convertible Preferred, the Board of Directors may order, or any holder or holders owning in the aggregate not less than 10% in aggregate Liquidation Amount of the outstanding shares of Convertible Preferred may request, the calling of a special meeting of holders of Convertible Preferred for the purpose of electing directors pursuant to this subsection, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred are entitled to vote pursuant to this paragraph shall be given to each holder of record of Convertible Preferred by mailing a copy of such notice to such holder at such holder's last address as the same appears in the stock register of the Company. Such special meeting shall be called for a time not later than 60 days after such order or request, or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any holder or holders owning in the aggregate not less than 10% in aggregate Liquidation Amount of the outstanding shares of Convertible Preferred, and such holder or holders of Convertible Preferred shall be given access to the stock register of the Company for the purpose of causing a meeting of stockholders to be called pursuant to this paragraph. Notwithstanding the provisions of this Section 9, no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

         At any meeting or at any adjournment of such meeting at which the holders of Convertible Preferred have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Convertible Preferred then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Convertible Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director. The absence of a quorum of holders of Common Stock, however, shall not affect the exercise of such voting rights by the holders of Convertible Preferred.

         Immediately upon the termination of the Event of Noncompliance that gave rise to such special right, (x) the right of the holders of Convertible Preferred to elect directors shall cease, (y) the term of any directors elected by the holders of Convertible Preferred shall terminate, and (z) the holders of Convertible Preferred shall cause such directors to resign as promptly as practicable in accordance with the Company's procedures for resignation of directors and applicable laws and regulations.

         Section 10. Status of Reacquired Shares. If shares of the Convertible Preferred are redeemed pursuant to Section 5 hereof, converted pursuant to
Section 7 hereof or repurchased pursuant to Section 8 hereof, the shares so redeemed, converted or repurchased shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company.

         Section 11. Definitions.

         "at least 35% of the total assets of the Company and its consolidated subsidiaries, taken as a whole" shall mean assets having a fair market value equal to or greater than 35% of the fair market value of the total assets of the Company and its consolidated subsidiaries, taken as a whole, as reasonably determined by the Board of Directors of the Company based on the written opinion of a nationally recognized investment banking firm.

         "Bank Event of Default" shall mean the occurrence and continuation of an event of default under the Credit Agreement (including the failure to pay when due any indebtedness outstanding thereunder or the occurrence of any event described therein upon the occurrence of which such indebtedness becomes or may become due).

         "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in The City of New York are authorized or required by law to close.

         "Change of Control" means the occurrence of any of the following events: (i) in any three-year period, a majority of the members of the Board of Directors elected during such three-year period shall have been so elected against the recommendation of the management of the Company or the Board of Directors in office immediately prior to such election; (ii) any Designated Person (as defined herein) or Persons acting in concert shall, except as provided in clause (iii) below, acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) or otherwise beneficially own a majority of the voting power of the outstanding Voting Securities of the Company; (iii) upon consummation of a consolidation or merger of the party with another Designated Person in which the holders of at least a majority of the Voting Securities of the Company immediately prior to such consolidation or merger would not own Voting Securities representing at least a majority of the outstanding voting power of such Designated Person or its ultimate parent upon consummation of such consolidation or merger; or (iv) upon the sale, transfer or assignment (it being understood that the pledge of, or the granting of a security interest in, assets of the Company or its subsidiaries shall not be deemed a sale, transfer or assignment) of assets constituting at least 35% of the total assets of the Company and its consolidated subsidiaries, taken as a whole, to any person in a single transaction or a series of related transactions; provided, however, that a sale, transfer or assignment of at least 35% of the total assets of the Company and its consolidated subsidiaries, taken as a whole, to (x) the Principal Stockholders, or to (y) any entity the holders of at least a majority of the Voting Securities of which (or of such entity's ultimate parent) were holders of Voting Securities of the Company immediately prior to such sale, transfer or assignment shall not constitute a "Change of Control" hereunder; or
(v) at such time as the Principal Stockholders fail to beneficially own, in the aggregate, at least 30% of the voting power of the outstanding Voting Securities of the Company.

         "Closing Price" of any Common Stock on any day shall mean the closing price of the Common Stock on the principal national securities exchange on which such security is listed at the time (or if there have been no sales on such exchange on such day, the average of the highest bid and lowest asked prices on such exchange on such day), or (ii) if the security is not listed on a national securities exchange at the time, the sales price of such security as reported on the Nasdaq National Market as of 4:00 p.m., New York City time, on such day (or, if there is no reported sales price of such security on the Nasdaq National Market on such day, the average of the representative bid and asked prices quoted on the Nasdaq National Market as of 4:00 p.m. New York City time on such day), or (iii) if such security is not reported on the Nasdaq National Market at the time, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 p.m., New York City time, on such day, or (iv) if the security is not quoted on the Nasdaq System at the time, the average of the highest bid and lowest asked prices on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated or any similar successor organization.

         "Common Stock" shall mean the Common Stock, par value $0.01, of the Company.

         "Credit Agreement" shall mean the Credit Agreement, dated October 28, 1998, as amended or restated from time to time, among the Company, Credit Lyonnais New York Branch as agent and the lenders named therein or, after said credit agreement is retired and the indebtedness thereunder has been repaid in full, any other loan or credit agreement pursuant to which senior indebtedness of the Company is outstanding, if such other loan or credit agreement is designated by the Company as a Credit Agreement for the purposes hereof.

         "Designated Person" shall mean any person, corporation, partnership or other entity other than Societe Industrielle de Materiaux Avances and its affiliates.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor legislation thereto.

         "Inco Investment Agreement" shall mean the Investment Agreement, dated October 28, 1998, between the Company and Inco Limited, a corporation continued under the laws of Canada.

         "Investment Agreements" shall mean collectively, the Timet Investment Agreement and the Inco Investment Agreement.

         "Liquidation Amount" of any share of Convertible Preferred as of any particular date shall be equal to $50.00.

         "Person" shall mean any legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity of whatever nature.

         "Principal Stockholders" shall mean Societe Industrielle de Materiaux Avances, LWH Holdings S.A. and their respective affiliates.

         "Redemption Rescission Event" shall mean the occurrence of (a) any general suspension of trading in, or limitation on prices for, securities on the principal national securities exchange on which shares of Common Stock are registered and listed for trading (or, if shares of Common Stock are not registered and listed for trading on any such exchange, in the over-the-counter market) for more than six-and-one-half (6 1/2) consecutive trading hours, (b) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies (or any successor index published by Dow Jones & Company, Inc. or Standard & Poor's Corporation) by either (i) an amount in excess of 5%, measured from the close of business (New York City time) on any Trading Day to the close of business (New York City time) on the next succeeding Trade Day during the period commencing on the Trading Day preceding the date notice of any redemption of shares of Convertible Preferred is given (or, if such notice is given after the close of business (New York City time) on a Trading Day, commencing on such Trading Day) and ending at the earlier of (x) the time and date fixed for redemption in such notice and (y) the time and date at which the Company shall have irrevocably deposited funds with a designated bank or trust company pursuant to Section 5 or (ii) an amount in excess of 8% (or, if the time and date fixed for redemption is more than 15 days following the date on which notice of redemption is given, 12%), measured from the close of business (New York City time) on the Trading Day preceding the day notice of such redemption is given (or, if such notice is given after the close of business (New York City time) on a Trading Day, from such Trading Day) to the close of business (New York City time) on any Trading Day on or prior to the earlier of the dates specified in clauses (x) and (y) above, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States or (d) the commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in the reasonable judgment of the Company could have a material adverse effect on the market for the Common Stock.

         "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor legislation thereto.

         "Stockholder Conversion Vote" shall mean the approval, as obtained in accordance with Regulation 14A of the Exchange Act, by the stockholders of the Company entitled to vote thereon of the issuance of Common Stock upon the conversion of the Convertible Preferred upon the terms and conditions set forth in Section 7.

         "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Securities of which are owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person and/or one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

         "Timet Investment Agreement" shall mean the Investment Agreement, dated as of July 8, 1998, as amended on October 28, 1998, among the Company, Timet Finance Management Company, a Delaware corporation, and Titanium Metals Corporation, a Delaware corporation.

         "Trading Day" shall mean a day on which securities are traded on the national securities exchange, quotation system or over-the-counter market used to determine the Closing Price.

         "Voting Securities" of any person shall mean capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         Section 12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed, (a) in the case of a holder of the Convertible Preferred, to such holder's address of record and, (b) in the case of the Company, to the Company's principal executive offices to the attention of the Company's Secretary.

         IN WITNESS WHEREOF, Special Metals Corporation has caused this Certificate of Designations to be duly executed by its duly authorized officer and attested by its Secretary this day of , 1998.


                              SPECIAL METALS CORPORATION



                              By: ______________________________
                                  Name:  Donald R. Muzyka
                                  Title: President and Chief Executive Officer

ATTEST:

______________________________
Name:  Robert F. Dropkin
Title: Vice President, Chief Legal
            Counsel and Secretary